As Filed with the Securities and Exchange Commission on June 29, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 11-K

             [X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
                 For the fiscal year ended December 31, 1998


                                       OR


            [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
            For the transition period from to _________ to _________

                        Commission file number 1-6659



                           CONSUMERS WATER COMPANY
                              EMPLOYEES' 401(k)
                             SAVINGS PLAN AND TRUST


                      PHILADELPHIA SUBURBAN CORPORATION
                           762 W. LANCASTER AVENUE
                             BRYN MAWR, PA 19010


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                           CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

The following audited financial statements are enclosed with this report:

Financial Statements and Supplemental Schedules as of December 31, 1998 and 1997


          Exhibit                                           Page

23.1      Consent of KPMG LLP                                4
23.2      Consent of Arthur Andersen LLP                     5
99.1      Financial Statements and Supplemental
          Schedules as of December 31, 1998 and 1997         6



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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees of the Consumers Water Company Employees' 401(k) Savings Plan and Trust, have duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                             Consumers Water Company
                    Employees' 401(k) Savings Plan And Trust



 Trustees:                                        Date



/s/  Roy H. Stahl                                   6-25-99
-------------------------------               ------------------
Roy H. Stahl




/s/  David P. Smeltzer                              6-25-99
-------------------------------               ------------------
David P. Smeltzer




/s/  Robert G. Liptak                              6-25-99
-------------------------------               ------------------
Robert G. Liptak


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